CONTRIBUTION AGREEMENT

FOR INTERESTS IN

U. S. PREMIUM BEEF, LLC

BY AND BETWEEN

U.S. PREMIUM BEEF, LLC

AND

BRAWLEY BEEF, LLC

Dated as of May 30, 2006

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
BRAWLEY BEEF, LLC

i

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
BRAWLEY BEEF, LLC

ii

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
BRAWLEY BEEF, LLC

CONTRIBUTION AGREEMENT
FOR INTERESTS
IN U.S. PREMIUM BEEF, LLC

This Agreement to acquire interests in U.S. Premium Beef, LLC (this "Agreement"), dated as of May 30, 2006 (the "Effective Date"), is entered into by and between Brawley Beef, LLC, a California limited liability company ("Brawley Beef"), and U.S. Premium Beef, LLC, a Delaware limited liability company ("USPB") (each of Brawley Beef and USPB, a "Party" and together, the "Parties").

RECITALS:

WHEREAS, Brawley Beef desires to acquire 44,160 Class A and 44,160 Class B Units of USPB, and USPB desires to acquire 44,160 limited partnership units of National Beef California, LP as part of a series of transactions in which Brawley Beef will transfer certain assets and certain liabilities to National Beef California, LP, and USPB will transfer the limited partnership units acquired from Brawley Beef to National Beef Packing Company, LLC; and

WHEREAS, capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to the terms in Article 8 of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants described below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

ARTICLE 1
ACQUISITION OF MEMBERSHIP INTERESTS

1.1                  Acquisition of Membership Interests by Brawley Beef.

Upon the terms and subject to the conditions of this Agreement at the Closing, USPB shall issue 44,160 Class A Units and 44,160 Class B Units of USPB to Brawley Beef (the "Brawley Membership Interest"), fully paid and free and clear of any Lien except for the security interest created pursuant to that certain Pledge Agreement of even date with this Agreement, in exchange for and Brawley Beef's transfer to USPB of the Consideration stated in Section 1.2.

1.2                  Consideration.

In consideration of the issuance and sale of the 44,160 Class A Units and 44,160 Class B Units to Brawley Beef as set forth in Section 1.1, Brawley Beef shall transfer to USPB 44,160 limited partnership units of National Beef California, LP, fully paid and free and clear of any Lien except for the security interest created pursuant to that certain Pledge Agreement of even date with this Agreement.

1.3                  Deliveries at Closing.

At the Closing Date:

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
BRAWLEY BEEF, LLC

(1)               Brawley Beef will deliver to USPB 44,160 limited partnership units in National Beef California, LP;

(2)               USPB shall issue 44,160 Class A Units and 44,160 Class B Units of USPB to Brawley Beef, and the Brawley Membership Interest will be duly and validly authorized and issued, fully paid subject to the provisions of the USPB Limited Liability Company Agreement and the security interest created pursuant to that certain Pledge Agreement of even date with this Agreement;

(3)               USPB shall provide a certificate that the records of USPB that reflect Brawley Membership Interest of 44,160 Class A Units and 44,160 Class B Units;

(4)               Brawley Beef will execute and accept the Limited Liability Company Agreement of USPB attached as Exhibit A;

(5)               Brawley Beef will deliver an executed Application For Class A and/or Class B Membership form attached as Exhibit B;

(6)               Brawley Beef will deliver an executed Uniform Cattle Delivery and Marketing Agreement attached as Exhibit C; and

(7)               Each of the Parties shall deliver to the other Party certificates, instruments and documents reasonably requested by the other Parties to effectuate the transactions contemplated by this Agreement.

1.4                  Closing.

Subject to satisfaction or waiver of the conditions set forth in Sections 5.1 and 5.2, the closing shall take place at 10:00 a.m., Kansas City, Missouri time, at the offices of Blackwell Sanders Pepper Martin LLP, 4801 Main Street, Kansas City, Missouri, on the date the closing for the transaction under the Contribution Agreement dated as of May 19, 2006, by and among Brawley Beef, LLC and National Beef California, LP and National Beef Packing Company, LLC (the "Brawley-NBPCA Agreement") takes place (the "Closing"), (the time and date referred to in this Agreement as the "Closing Date").

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF BRAWLEY BEEF

2.1                  Representations and Warranties of Brawley Beef.

Brawley Beef represents and warrants to USPB on the Effective Date of this Agreement and at the Closing the provisions in Sections 2.2 through 2.9 are true and can be relied upon by USPB to accept the contribution from Brawley Beef in exchange for issuing the Membership Interest in USPB to Brawley Beef under this Agreement.

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
BRAWLEY BEEF, LLC

2.2                  Organization; Power and Authority.

Brawley Beef is a limited liability company that is duly organized, validly existing and in good standing under the laws of California, and is duly qualified to do business and is in good standing in each jurisdiction in which the qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Brawley Beef.  Brawley Beef has the limited liability company power and authority to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform the conditions and obligations of this Agreement and the Transaction Documents.

2.3                  Authorization and Enforceability.

The execution of this Agreement has been duly authorized by all necessary limited liability company action of Brawley Beef, each Transaction Document at Closing constitutes a legal, valid and binding obligation of Brawley Beef, enforceable against it in accordance with its terms, except as enforceability may be limited by: (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally; and (2) general principles of equity (regardless of whether the enforceability is considered in a proceeding in equity or at law).

2.4                 No Conflicts.

Neither the execution, delivery and performance of any of the Transaction Documents nor the consummation of any of the transactions contemplated under the Transaction Documents by Brawley Beef will:

(1)               conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of, the certificate of formation or operating agreement or other organizational document of Brawley Beef, or, subject to the receipt of the consents referenced in Section 2.6 below, any Material mortgage, bond, indenture, agreement, franchise, license, permit or other instrument or obligation to which any of Brawley Beef is a party or subject or by which any of its assets or properties may be bound;

(2)               result in the creation of any Lien upon any of the assets or properties of Brawley Beef; or

(3)               violate any Legal Requirement against, affecting or binding upon, Brawley Beef or upon any of its assets or properties.

2.5                  Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)                Members and Owners of Brawley Beef.  Schedule 2.5 lists the Members of and all Persons with an ownership interest in Brawley Beef.  Brawley Beef has no equity interest in any other Person.

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
BRAWLEY BEEF, LLC

(b)               No Outstanding Rights, Warrants or Options.  There are no outstanding obligations, warrants, options or other rights to subscribe for or purchase from Brawley Beef, or other contracts or commitments providing for the issuance of or the granting of rights to acquire, any membership, limited partnership or other equity interests of or in Brawley Beef, or any securities or other instruments convertible into or exchangeable for the foregoing.  There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to Brawley Beef, and there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Membership Interests of Brawley Beef.

2.6                  No Additional Consents Required.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance by Brawley Beef of any of the Transaction Documents.

2.7                  Litigation Affecting This Transaction.

Except as provided on Schedule 2.7, there are no actions, investigations, demands, suits or proceedings pending against or affecting the validity or the rights of Brawley Beef to enter into the Transaction Documents or consummate the transactions contemplated by the Transaction Documents, and, to the Knowledge of Brawley Beef, there are no actions, investigations, demands, suits or proceedings threatened against or affecting the validity or the rights of Brawley Beef to enter into the Transaction Documents or consummate the transactions contemplated by the Transaction Documents.

2.8                 No Material Misstatements or Omissions; Disclosure.

No representation or warranty of Brawley Beef in this Agreement contains or will contain any untrue statement of a Material fact nor shall the representations and warranties taken as a whole omit any statement necessary in order to make any Material statement contained in this Agreement not misleading.

2.9                  Licenses, Permits.

Except as set forth in Schedule 2.9, to the Knowledge of Brawley Beef, all licenses and permits necessary to meet the obligations under the Transaction documents have been met by Brawley Beef or its members or entities obligated to deliver cattle pursuant to the Uniform Delivery and Marketing Agreement (Even Slots), and are not the subject of any governmental inquiry, investigation, complaint or similar action.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF USPB

3.1                  Representations and Warranties of USPB.

USPB represents and warrants to Brawley Beef on the Effective Date of this Agreement and at the Closing the provisions in Sections 3.2 to 3.7 are true and can be relied upon by Brawley Beef.

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
BRAWLEY BEEF, LLC

3.2                  Organization, Power and Authority.

USPB is a limited liability company, duly incorporated, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business and is in good standing in each jurisdiction in which the qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on USPB.  USPB has the corporate power and authority to transact the business it transacts and USPB has the corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform the provisions under the Transaction Documents.

3.3                  Authorization and Enforceability.

The execution, delivery and performance of each of the Transaction Documents to which USPB is or would be a party at Closing has been or at Closing will be duly authorized by all necessary corporate action on the part of USPB, and constitutes the legal, valid and binding obligation of USPB enforceable against USPB in accordance with its terms, except as the enforceability may be limited by: (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally; and (2) general principles of equity (regardless of whether the enforceability is considered in a proceeding in equity or at law).

3.4                  No Conflicts.

Neither the execution, delivery and performance of any of the Transaction Documents nor the consummation of any of the transactions contemplated under any of the Transaction Documents by USPB will conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of, the certificate of incorporation, the bylaws or other organizational documents of USPB, or any Material mortgage, bond, indenture, agreement, franchise, license, permit or other instrument or obligation to which USPB is a party or subject or by which any of its assets or properties may be bound.

3.5                  No Consents.

Except for the approvals of the Board of Directors, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or any other Person, if any, required in connection with the execution, delivery and performance by USPB of any of the Transaction Documents to which USPB is a party.

3.6                  Outstanding Membership Interest; Validly Issued.

As of the Effective Date, USPB has 691,845 Class A Units and 691,845 Class B Units duly and validly issued and fully paid and under management contracts under certain conditions management personnel have the right to acquire up to 20,000 Class A Units of 20,000 Class B Units.  The Class A Units and Class B Units issued to Brawley Beef in the Brawley Membership Interest will be duly and validly authorized and issued, fully paid and free from all Liens, subject to the provisions of the USPB Limited Liability Company Agreement and the security interest created pursuant to that certain Pledge Agreement of even date with this Agreement.

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
BRAWLEY BEEF, LLC

3.7                  No Material Misstatements or Omissions; Disclosure.

No representation or warranty of USPB in this Agreement contains or will contain any untrue statement of a Material fact nor shall the representations and warranties taken as a whole omit any statement necessary in order to make any Material statement contained in this Agreement not misleading.

ARTICLE 4
COVENANTS OF THE PARTIES

4.1                  Cooperation and Best Efforts to Implement Agreement.

Subject to the satisfaction of the conditions to Closing contained in Sections 5.1 and 5.2, USPB and Brawley Beef shall use their respective reasonable best efforts and will cooperate with each other to secure all necessary consents, approvals, authorizations, assumptions and waivers from third parties as shall be required in order to enable the transactions contemplated under this Agreement to be effected at the Closing.

4.2                  Conduct of USPB Business.

After the date of this Agreement and prior to the earlier of the termination of this Agreement or the Closing Date, USPB agrees as follows:

(1)               to operate USPB in the ordinary course of business;

(2)               to refrain from making or causing to be made any change in the constituent documents of USPB, except as provided for in those documents;

(3)               not to issue or agree to issue any new Membership Interests (exclusive of transfers among Members' existing Membership Interests) or other equity interests or securities convertible into or exchangeable for or other rights with respect to membership interests or other equity interests of USPB; and

(4)               except as otherwise provided by law or GAAP, to refrain from making or causing to be made any change in the accounting methods, principles or practices of USPB.

4.3                  Notices and Consents.

Each of the Parties will give any notices to, make any filings with, and use its reasonable commercial efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies, known to USPB.  Without limiting the generality of the foregoing, each of the Parties will file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable commercial efforts to obtain an early termination of the applicable waiting period, and will make any further filings that may be necessary, proper, or advisable.

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
BRAWLEY BEEF, LLC

4.4                  Notification.

From and after the Effective Date and prior to the Closing Date, each Party shall promptly notify the other Party at any time that a party becomes aware that any representation or warranty made by a Party in or pursuant to this Agreement is untrue or inaccurate in any Material respect and shall promptly notify the other Party of any Material Adverse Effect on a Party and of any governmental complaints, investigations, hearings or proceedings which would have a Material Adverse Effect on a Party.  No notice by any Party pursuant to this Section, however, shall be deemed to amend or supplement the Disclosure Schedules, or to prevent or cause any misrepresentation breach of warranty or breach of contract.

4.5                  Disclosure and Exceptions.

The parties agree that any disclosure or exception by a party in this Agreement or any Schedule or Exhibit or any document or certificate required by this Agreement to be delivered by a Party at or prior to the Closing, shall be deemed to be a disclosure or exception with respect to the same or similar matter contained elsewhere in this Agreement, any other Schedule or Exhibit or any document or certificate required by this Agreement to be delivered by the Party at or prior to the Closing.

4.6                   Activities of Brawley Beef Deemed Not to Compete With USPB.

The current activities of Brawley Beef and its affiliates described in Schedule 4.6 which include the operation by one of the affiliates of a custom kill natural beef program with existing trademarks and tradenames all as provided in Schedule 4.6 and certified by Brawley Beef that those are current activities of Brawley Beef and its affiliates shall be deemed by USPB not to be activities that compete with USPB and its affiliates for purpose of the USPB Limited Liability Company Agreement.

ARTICLE 5
CONDITIONS TO CLOSING

5.1                 Conditions Precedent to Obligations of USPB at Closing.

(a)                Conditions to be Satisfied or Waived at Closing.  The obligations of USPB to consummate the transactions contemplated by this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the conditions in this Section (any or all of which may be waived in whole or in part by USPB).

(b)               Representations and Warranties of Brawley Beef are True.  All representations and warranties made by Brawley Beef to USPB shall be true and correct in all Material respects as of the Effective Date and as of the time of the Closing with the same effect as though made again at and as of that time.

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
BRAWLEY BEEF, LLC

(c)                Compliance with Obligations and Covenants.  Brawley Beef shall have performed and complied in all Material respects with all obligations and covenants required by this Agreement to be performed or complied with by Brawley Beef prior to or at the Closing.

(d)               Notifications and Approvals Obtained.  All notifications, consents, authorizations, approvals and clearances from each Governmental Authority and any other Person required to be made or obtained, in connection with the transactions provided for in this Agreement.

(e)                No Pending Suits or Actions.  No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would:  (1) prevent consummation of any of the transactions contemplated by this Agreement or the Transaction Documents; (2) cause any of the transactions contemplated by this Agreement or the Transaction Documents to be rescinded following consummation; or (3) be likely either individually or in the aggregate to have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future Prospects of Brawley Beef as to Brawley Beef's obligation under this Agreement or the Transaction Documents (and no injunction, judgment, order, decree, ruling, or charge shall be in effect).

(f)                 Certificate of Above Conditions Satisfied.  USPB shall have delivered to Brawley Beef a certificate to the effect that each of the conditions specified above in Section 5.1(b)-(e) are satisfied in all respects, provided, however, as to 5.1(d), to the knowledge of USPB, the conditions specified above in Section 5.1(d) are satisfied in all respects to the extent applicable to USPB.

(g)                Hart-Scott Rodino Compliance.  All applicable waiting periods (and any extensions periods) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties and USPB shall have received all other authorizations, consents, and approvals of governments and governmental agencies.

(h)                Limited Liability Company Agreement Consented to by Brawley.  The Limited Liability Company Agreement of USPB shall have been duly consented to and approved by Brawley Beef at the Closing.

5.2                  Conditions Precedent to Obligations of Brawley Beef at Closing.

(a)                Conditions to be Satisfied or Waived at Closing.  The obligation of Brawley Beef to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the conditions in this Section 5.2 (any or all of which may be waived in whole or in part by Brawley Beef).

(b)               Representations and Warranties of USPB are True.  All representations and warranties of USPB to Brawley Beef shall be true and correct in all Material respects as of the date of this Agreement, and at and as of the time of the Closing with the same effect as though those representations and warranties had been made at and as of that time.

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
BRAWLEY BEEF, LLC

(c)                Compliance with Obligations and Covenants.  USPB shall have performed and complied in all Material respects with all obligations and covenants required by this Agreement to be performed or complied with by USPB prior to or at the Closing.

(d)               Notifications and Approvals Are Obtained.  All notifications, consents, authorizations, approvals and clearances from each Governmental Authority and other Person required to be made or obtained, in connection with the transactions provided for in this Agreement shall have been made or obtained on terms satisfactory to Brawley Beef.

(e)                No Pending Suits or Actions.  No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would:  (1) prevent consummation of any of the transactions contemplated by this Agreement or the Transaction Documents; (2) cause any of the transactions contemplated by this Agreement or the Transaction Documents to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect); or (3) adversely affect the right of Brawley Beef to own 44,160 Class A Units and 44,160 Class B Units of USPB.

(f)                 Brawley Beef Certificate of Satisfaction.  Brawley Beef shall have delivered to USPB a certificate to the effect that each of the conditions specified above in Section 5.2(b)-(e) is satisfied in all respects to the relevant knowledge of Brawley Beef.

(g)                Hart-Scott Rodino Compliance.  All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties and Brawley Beef shall have received all other authorizations, consents, and approvals of governments and governmental agencies.

(h)                Proceedings and Documents in Satisfactory Form.  All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Brawley Beef and its respective counsel, and Brawley Beef shall have received copies of all documents and other evidence as they or their counsel may reasonably request in order to establish the consummation of the transactions and the taking of all proceedings pursuant to this Agreement.

5.3                 Termination of Agreement.

(a)                By Mutual Consent.  This Agreement may be terminated at any time by the written mutual consent of USPB and Brawley Beef.

(b)               Termination by USPB.  This Agreement may be terminated by USPB if: (1) there has been a Material misrepresentation or breach of warranty or covenant on the part of Brawley Beef and the breach has not been cured or waived within thirty (30) days after receipt of written notice of the breach from USPB; or (2) the Closing shall not have occurred by June 30, 2006 (other than where there is an uncured breach of this Agreement by USPB and Brawley Beef was not waived the condition on or before that date).

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
BRAWLEY BEEF, LLC

(c)                Termination by Brawley Beef.  This Agreement may be terminated by USPB if: (1) there has been a Material misrepresentation or breach of warranty or covenant on the part of Brawley Beef , and the breach has not been cured or waived within thirty (30) days after receipt of written notice of the breach from Brawley Beef; or (2) the Closing shall not have occurred by June 30, 2006 (other than where there is an uncured breach of this Agreement by USPB).

5.4                  Effect of Termination.

If this Agreement is terminated pursuant to Section 5.3, this Agreement shall be of no further force or effect and no Party shall have any liability to any other Party; except as set forth in Article 6 and Section 7.12 shall survive any termination and continue in full force and effect according to their terms; and nothing in this Section shall relieve any party from any liability resulting from any breach of this Agreement prior to the termination.

ARTICLE 6
INDEMNIFICATION

6.1                   Survival of Representations, Warranties and Indemnities.

The representations and warranties of USPB contained in Article 3 shall survive the Closing until the date that is twenty-four (24) months from and after the Closing Date.

6.2                  Indemnification.

(a)                Breach by USPB.  In the event USPB breaches any of its covenants or obligations in Article 1 or Article 4, or any of their representations and warranties in Article 3 (or in the event any third party alleges facts that, if true, would mean any of USPB has breached), then USPB agrees to defend, hold harmless, and indemnify Brawley Beef and, if applicable, their Managers, directors, officers, members, unitholders, employees, attorneys, accountants, agents and representatives and its heirs, successors and assigns from and against the entirety of any Adverse Consequences Brawley Beef and, if applicable, their respective Managers, directors, officers, members, unitholders, employees, attorneys, accountants, agents and representatives and their heirs, successors and assigns, may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(b)               Mitigation.  The Indemnified Party will use commercially reasonable efforts to mitigate the losses, costs expenses and damages to which the Party may become entitled to indemnification under this Section.

6.3                  Third-Party Claims.

(a)                Notice of Claim.  If any party entitled to be indemnified pursuant to Section 6.2 (an "Indemnified Party") receives notice of the assertion of any claim in respect of Adverse Consequences, such Indemnified Party shall give the party who may become obligated to provide indemnification hereunder (the "Indemnifying Party") written notice describing such claim or fact in reasonable detail (the "Notice of Claim") promptly (and in any event within ten (10) Business Days after receiving any written notice from a third party).  The failure by the Indemnified Party to timely provide a Notice of Claim to the Indemnifying Party shall not relieve the Indemnifying Party of any liability, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party's failure to provide timely notice under this Section 6.3.

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
BRAWLEY BEEF, LLC

(b)               Procedure and Defense of Claims.  In the event any Indemnifying Party notifies the Indemnified Party within ten (10) Business Days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of the matter: (1) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party; (2) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest); (3) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party which consent shall not be unreasonably withheld; and (4) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, and, in a settlement or compromise which does not involve only the payment of money by the Indemnifying Party, without the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld.

(c)                Failure to Notify of Claim.  In the event the Indemnifying Party does not notify the Indemnified Party within ten (10) Business Days after the Indemnified Party has received a Notice of Claim that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party shall have the right, subject to the provisions of this Article, to undertake the defense, compromise or settlement of the Claim for the account of the Indemnifying Party.  Unless and until the Indemnifying Party assumes the defense of any Claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any action or proceeding.  Each Indemnified Party shall agree in writing prior to any advance that, in the event it receives any advance, the Indemnified Party shall reimburse the Indemnifying Party for the fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Article 6.

(d)               Procedure Upon Assumption of Defense.  In the event that the Indemnifying Party undertakes the defense of any Claim, the Indemnifying Party will keep the Indemnified Party advised as to all Material developments in connection with such Claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all Material documents filed or served in connection therewith.

6.4                  Sole Remedy.

Other than a claim for fraud, indemnification pursuant to this Agreement shall be the sole remedy available to the parties for any inaccuracy in or any breach of any representation or warranty contained in this Agreement.  The right to indemnification, reimbursement, or other remedy based on the representations, warranties and covenants of USPB in this Agreement will not be affected by:  (1) any investigation, analysis or evaluation conducted by Brawley Beef or their representatives with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, or obligation; or (2) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation.

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
BRAWLEY BEEF, LLC

ARTICLE 7
MISCELLANEOUS

7.1                  Notices.

Any notice or other communications hereunder must be in writing and shall be deemed to have been duly given and received on the day on which it is served by personal delivery upon the party for whom it is intended, on the third Business Day after it is mailed by registered or certified mail, return receipt requested, on the Business Day after it is delivered to a national courier service addressed to the party for whom it is intended, or on the Business Day on which it is sent by telecopier; provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or another address as may be designated in writing, in the same manner, by the Person:

To: U.S. Premium Beef, LLC:
P.O. Box 20103
Kansas City, MO  64195
Telephone: (816) 713-8800
Fax: (816) 713-8810
Attn:  Steven D. Hunt

With a copy to:

Mark J. Hanson
Lindquist & Vennum P.L.L.P.
4200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Telephone: (612) 371-3545
Fax: (612) 371-3207

To: Brawley Beef
c/o Oden Family Cattle Co., LLC
34673 E. County 9th Street, Suite A
Wellton, AZ  85356
Fax:  (928) 785-3843
Attn:  Larry McDonald

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
BRAWLEY BEEF, LLC

With a copy to:

Dennis J. Doucette
Luce, Forward, Hamilton & Scripps LLP
11988 El Camino Real, Suite 200
San Diego, CA 92130
Telephone: (858) 720-6322
Fax: (858) 523-4305

7.2                  Entire Agreement.

This Agreement (including the Schedules and Exhibits attached to this Agreement or referred to in this Agreement) contains the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, written or oral, with respect to those matters.

7.3                 Waivers and Amendments.

This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.  No delay on the part of USPB or Brawley Beef in exercising any right, power or privilege under this Agreement shall operate as a waiver, nor shall any waiver on the part of USPB or Brawley Beef of any right, power or privilege, or any single or partial exercise of any right, power or privilege, preclude any further exercise of the same or the exercise of any other such right, power or privilege.

7.4                  Assignability; Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement and the rights and obligations of USPB under this Agreement shall not be assignable by USPB without the prior written consent of Brawley Beef.

7.5                  Governing Law; Submission to Jurisdiction Waiver of Jury Trial.

(a)                Missouri Laws Interpretation.  The interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Missouri without regard to conflicts of laws principles.

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(b)               Missouri Judicial Jurisdiction.  Any judicial proceeding brought with respect to this Agreement must be brought in the United States District Court for the District of Missouri or any court of competent jurisdiction in the State of Missouri, and each party:  (1) accepts unconditionally, the exclusive jurisdiction of the courts and any related appellate court, and agrees to be bound by any final, non-appealable judgment rendered thereby in connection with this Agreement; and (2) irrevocably waives any objection it may now or hereafter have as to the venue of any suit, action or proceeding brought in a court or that the court is an inconvenient forum provided, however, that the consent to jurisdiction is solely for the purpose referred to in this Section, and shall not be deemed to be a general submission to the jurisdiction of the Courts or the State of Missouri other than for that purpose.

(c)                THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT.

7.6                 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

7.7                  Further Assurances.

Each of USPB and Brawley Beef shall, at the request of the other Party, at any time and from time to time following the Closing promptly execute and deliver, or cause to be executed and delivered, all further instruments and take all further action as each Party may reasonably request to confirm or carry out the provisions and intent of this Agreement.

7.8                  Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable the provision in any other jurisdiction.

7.9                  Exhibits.

All Exhibits and Schedules attached to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement.  All references in this Agreement to Sections, Exhibits, and Schedules shall be deemed references to such parts of this Agreement, unless the context requires otherwise.

7.10               Captions.

The article and section titles or captions contained in this Agreement or in any Exhibit or Schedule attached or referred to in this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

7.11                Interpretation.

The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The terms "dollars" and "$" shall mean United States dollars.  Personal pronouns, when used in this Agreement, whether in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural, and vice versa.

U.S. PREMIUM BEEF, LLC	CONTRIBUTION AGREEMENT
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7.12               Third Parties.

Except as specifically set forth or referred to in this Agreement, nothing expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties and their successors or assigns and the beneficiaries of contractual indemnification expressly set forth in this Agreement, any rights or remedies under or by reason of this Agreement.

7.13               Publicity.

Except as otherwise required by applicable laws or regulation, no party to this Agreement shall issue or permit any of its Affiliates to issue any press release or make or permit any of its Affiliates to make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein without obtaining the prior written approval of the other Party hereto as to the contents and the manner of presentation and publication thereof, such consent not to be unreasonably withheld.  The Parties acknowledge and agree that as part of the process of obtaining approval of the transactions contemplated by this Agreement, it will be necessary or advisable for USPB to issue press releases and other information regarding the transactions contemplated by this Agreement.

7.14                Knowledge.

As used in this Agreement, "Knowledge" means the actual knowledge of the subject entity, or any of its respective Affiliates after due inquiry (including, where appropriate, consultation with responsible employees of the subject entity, or any of its Affiliates) into the subject matter.

ARTICLE 8
DEFINED TERMS

8.1                 Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section of this Agreement following the term:

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

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"Affiliate" means, at any time, and with respect to any Person:  (1) any other Person that at the time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the first Person; and (2) any Person beneficially owning or holding, directly or indirectly, 50% or more of any class of voting or equity interests of USPB or any Subsidiary or any Person of which USPB and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 50% or more of any class of voting or equity interests.  As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of USPB.

"Agreement" has the meaning set forth in the preamble.

"Brawley Beef" means Brawley Beef, LLC, a California limited liability company.

"Brawley Membership Interest" has the meaning set forth in the Recital.

"Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in Kansas City, Missouri are required or authorized to be closed.

"Closing" means the date on which all the conditions precedent set out in Sections 5.1 and 5.2 have been satisfied.

"Closing Date" has the meaning set forth in Section 1.4.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

"Consideration" has the meaning set forth in Section 1.2.

"Effective Date" has the meaning set forth in the Preamble.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied except as otherwise disclosed.

"Governmental Authority" means with respect to any Person,

(1)                   the government of:

(i)                  the United States of America or any State or other political subdivision; or

(ii)                any jurisdiction in which the Person or any of its Subsidiaries conducts all or any part of its business, or which asserts jurisdiction over any properties of the Person or any of its Subsidiaries; or

(2)                   any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, the government.

"Indemnified Party" has the meaning set forth in Section 6.3.

"Indemnifying Party" has the meaning set forth in Section 6.3.

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"Intellectual Property" means all of the following: patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, tradenames, tradestyles, patent and trademark applications and licenses and rights thereunder, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill, customer and other lists, in whatever form maintained; and trade secret rights, copyright rights, patent rights, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained.

"Knowledge" has the meaning set forth in Section 7.14.

"Legal Requirement" means all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of Governmental Authorities.

"Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance or rights of others, or any interest or title of any vendor, lessor, lender or other secured party to or of the Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of the Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

"Limited Liability Company Agreement" means the U.S. Premium Beef, LLC Limited Liability Company Agreement, the form of which is attached to this Agreement as Exhibit A.

"Managers," "Members," and "Unitholders" have the meaning given under the limited liability company agreement of USPB of which the term Manager, Member, or Unitholder is referred to.

"Material" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of a Person taken as a whole.

"Material Adverse Effect" means with respect to a Person, a material adverse effect on:  (1) the business, operations, affairs, financial condition, assets, properties or prospects of the Person and its Subsidiaries taken as a whole; (2) the ability of the Person to perform its obligations under this Agreement or the Transaction Documents; or (3) the validity or enforceability of this Agreement or the Transaction Documents.

"Material Contract" means:

(1)               any agreement for the lease of personal property to or from USPB providing for lease payments in excess of $10,000 per annum, other than USPB's lease of railcars for use in the ordinary course of USPB's business;

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(2)               any agreement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000; excluding, however, agreements having a term of more than one year which are made in the ordinary course of USPB's business (based on historical practice), whether with contractors, vendors or third parties;

(3)               any agreement concerning a partnership or joint venture;

(4)               any agreement under which USPB has created, incurred, assumed, or guaranteed any Indebtedness, or any Capitalized Lease obligation, in excess of $10,000 or under which it has granted a Lien with respect to any of its assets;

(5)               any collective bargaining agreement;

(6)               any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000;

(7)               any non-competition, non-solicitation or other restrictive covenant or agreement relating to the business or operations of any ethanol facility; and

(8)               any other agreement the performance of which involves consideration in excess of $10,000, except contracts for the performance of services reasonably entered into in connection with the transaction contemplated by this Agreement.

"Membership Interest" means the financial and governance interests of the limited liability company referred to.

"Net Profit" means operating profit after interest, depreciation and amortization, and before any abnormal items of profit or loss.

"Notice of Claim" has the meaning set forth in Section 6.3.

"Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or any other company or entity or a government or

"Subsidiary" means, as to any Person, any corporation, association or other business entity in which the Person or one or more of its Subsidiaries or the Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of the entity, and any partnership, limited liability company or joint venture if more than a 50% interest in the profits or capital thereof is owned by the Person or one or more of its Subsidiaries or the Person and one or more of its Subsidiaries (unless the partnership, limited liability company or joint venture can and does ordinarily take major business actions without the prior approval of the Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of USPB.

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"Taxes" means (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on entity, and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another entity, a member of an affiliated or combined group, a contract or otherwise.

"Transaction Documents" means this Agreement, the Limited Liability Company Agreement, the Application for Class A and/or Class B Membership; Uniform Cattle Delivery and Marketing Agreement, "Even Slots."

"USPB" means U.S. Premium Beef, LLC, a Delaware limited liability company, and has the meaning set forth in the preamble.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers effective as of the day and year first above written.

U.S. PREMIUM BEEF, LLC

By: /s/ Steven D. Hunt
Name: Steven D. Hunt
Title: Chief Executive Officer

BRAWLEY BEEF, LLC

By: /s/ Larry L. McDonald
Name: Larry L. McDonald
Title: Chairman of Members Committee

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EXHIBIT A

U.S. PREMIUM BEEF, LLC
LIMITED LIABILITY COMPANY AGREEMENT

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EXHIBIT B

APPLICATION FOR CLASS A AND/OR CLASS B MEMBERSHIP

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EXHIBIT C

UNIFORM CATTLE DELIVERY AND MARKETING AGREEMENT